Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-235239) of QIWI plc,
2.	Registration Statement (Form S-8 No. 333-212441) pertaining to the 2015 Employee Restricted Stock Units Plan of QIWI plc, and
3.	Registration Statement (Form S-8 No. 333-190918) pertaining to the Amended and Restated Employee Stock Option Plan of QIWI plc;

of our reports dated April 29, 2022, with respect to the consolidated financial statements of QIWI plc and the effectiveness of internal control over financial reporting of QIWI plc included in this Annual Report (Form 20-F) of QIWI plc for the year ended December 31, 2021.

/s/ TSATR – Audit Services LLC

Moscow, Russia

April 29, 2022